Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-58637, 333-88773, 333-61294, 333-118493, 333-149965 and 333-73348 on Form S-8 and Registration Statement No. 333-134724 on Form S-3 of our reports dated November 25, 2008, relating to the consolidated financial statements of BJ Services Company and subsidiaries, and the effectiveness of BJ Services Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of BJ Services Company for the year ended September 30, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

November 25, 2008